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                                                                  EXHIBIT 99.1

2001 FIRST QUARTER REPORT
                                                                  May 3, 2001

TO OUR SHAREHOLDERS:

Your company delivered all-time record earnings in what is normally the slowest period of the year. Our production contracting strategy was initially conceived with the first quarter in mind; i.e. that seasonally high natural gas prices would offset the impact of weather and the resulting low level of vessel utilization. Each of these components fell into place in the first quarter of 2001: natural gas prices reached historic highs, weather offshore was not as severe as normal, and customer demand was surprisingly strong, especially on the Outer Continental Shelf (OCS). This outstanding performance, however, has not done much for the valuation of CDIS. Our stock came into the year at $26 and has traded in a range between $22 and $28 as investors sought safe harbors in the turbulent stock markets. Recent investor sentiment has turned negative on industry fundamentals with some questioning the sustainability of current commodity prices, particularly natural gas, and others whether the peak of this energy cycle has already passed. Those of us in the industry believe that the United States is facing simultaneous shortages of natural gas, electricity and the capacity to refine what oil we can beg from OPEC. The late cycle marine construction business is just now beginning to benefit on the OCS from all of the exploration activity of the last two years with significant Deepwater activity still probably a year away.

FINANCIAL HIGHLIGHTS

$10.8 million of net income compares to the prior record of $9.0 million set in what is normally our busiest quarter, Q3 of 1998.

                                                 FIRST QUARTER
                                     2001            2000           INCREASE
                                 -------------   -------------   -------------
REVENUES                         $  58,482,000   $  40,109,000              46%
NET INCOME                          10,774,000       3,214,000             235%
DILUTED EARNINGS PER SHARE                0.33            0.10             230%


* REVENUES: $58.5 million was 46% higher than the same period a year ago with record natural gas prices providing substantially all of the increase. Unanticipated demand on the OCS, where utilization of our DSV's was 67% versus 42% in Q1 last year, was sufficient to absorb a $5.6 million decline in revenues generated by our DP fleet.

* MARGINS: 38% compares to the 21% registered in Q1 of each of the past two years. Sequentially margins held constant at fourth quarter levels due to the strength of our gas and oil operations.

* SG&A: Most of the $1.3 million increase is a result of the ERT incentive plan. Overhead was 10% of revenues in contrast to 11% in Q1 last year.

* LIQUIDITY: Another component of our production contracting strategy is that our gas and oil operations generate significant cash flow to fund new construction assets. EBITDA was $26.9 million (46% of revenues), almost three times the $9.8 million generated in Q1 of 2000. As a result, we funded $28.3 million of capital spending yet still had $60 million of cash at the end of the quarter.



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OPERATIONAL HIGHLIGHTS

* DP FLEET: Our decision to accelerate regulatory inspections last year proved a good one as both the Uncle John and Witch Queen operated at full utilization excluding the two weeks the Uncle John was out of service for thruster repairs. The Witch Queen was in Mexican waters for the entire quarter working for Horizon/Pemex, a job which will continue through the end of Q2. Other work bid and awarded in that region suggests that the vessel will remain out of the Gulf for most of the year. The versatility of the Uncle John was demonstrated as she worked over 30 days tying in the Shell Brutus pipeline to a platform on the OCS. She then mobilized to the Deepwater Gulf to perform geotechnical investigation with alliance partner Fugro at Devil's Tower (5,600 fsw) and Medusa (2,200 fsw). In Q1 last year these two vessels and the Balmoral Sea were engaged in two major CDI Deepwater efforts installing jumper spools at Diana and decommissioning the Cooper field. While utility of the Cal Dive Aker Dove increased to roughly 50%, which enabled operating results to improve substantially over those of Q1 last year, the vessel nonetheless operated at a loss in the current quarter. We expect to complete the transfer of our ownership in the vessel to Aker effective April 1.

* MID-WATER GULF: This geographic region (300 to 1,000 fsw) is particularly important to CDI as we are the largest provider of saturation diving services in the GOM. Demand for our dedicated saturation vessels was such that the scheduled drydock of the Cal Diver I had to be deferred until Q2. Much of the demand is related to work with alliance partner Horizon Offshore where CDI provides DSV services behind the Horizon pipelay barges.

* AQUATICA: Revenues related to services in the shallow water market (beach to 300 fsw) were up 82% over the same period of last year due to generally good weather patterns offshore and added vessel capacity. Aquatica support of drill rig activity early in the business cycle and projects of short duration provides an opportunity to increase rates in response to improving market conditions. During the quarter Aquatica worked 150 different jobs at rates that averaged 35% higher than the first quarter of 2000. The acquisition of Professional Divers of New Orleans (PDNO) assets, which was effective March 6, added roughly $500,000 to Q1 revenues and sorely needed offshore personnel and vessel capacity. The largest of the PDNO vessels, the 165 foot rechristened Mr. Sonny, was in drydock during March as we performed a number of upgrade projects, which included improving the ABS loadline rating so that the vessel can work in Mexican waters.

* SALVAGE OPERATIONS: The only negative note in the entire quarter involved a salvage project for Shell. We attempted to mobilize our most weather-susceptible vessel, Cal Dive Barge I, between weather windows which seemed to close exactly when we arrived on site. Mobilization also required that we hire supporting tugs and material barges, all of which resulted in a loss at the gross profit line. The only good news is that we completed the project and came out of the quarter with a happy customer.

* ERT: Gas and oil revenues of $27.2 million are almost three times those of Q1 last year and are up $5.5 million (26%) from the prior (fourth) quarter. Our average realized gas price of $6.50 per mcf compares to $2.73 in Q1 last year and the $5.75 of Q4. Oil averaged $27.30 per barrel and continued to run at 27% of our production. During the quarter we sold a pipeline for $200,000 with the related abandonment liability being assumed by the buyer. Production of 4.3 BCFe was considerably stronger than anticipated due to production from the new wells at Vermilion 201 and offshore production operations which are humming on all eight cylinders.

* FORECAST: The accompanying appendix projects second quarter diluted earnings per share in a range of 20 to 24 cents. The sequential decrease from Q1 is a function of the expected decline of at least $2.00/mcf (30% to 35%) in natural gas prices. That decline should be partially offset by increasing levels of marine construction activity. As a result, gas and oil operations are expected to provide roughly half of second quarter profitability, down from 73% in Q1.

Respectfully submitted,

/s/ Owen E. Kratz           /s/ Martin R. Ferron        /s/ S. James Nelson, Jr.
Owen E. Kratz                   Martin R. Ferron          S. James Nelson, Jr.
Chairman                            President                    Vice Chairman
Chief Executive Officer      Chief Operating Officer


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                                                                      APPENDIX



                   DISCLOSURE OF SECOND QUARTER 2001 ESTIMATES


This narrative sets forth current estimates of operating and financial data for the quarter ending June 30, 2001. All of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of
Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our 2000 Form 10-K Annual Report filed with the Securities and Exchange Commission, to which the reader is referred.

SECOND QUARTER

         o VESSEL AVAILABILITY: The rescheduled Cal Diver I regulatory inspection should be completed by the first week in May. We brought the Witch Queen back from Mexican waters for thruster repairs, taking the vessel out of service for 17 days in April. During the second quarter we plan to complete the final phase of the new Uncle John power management system, removing 14 to 18 days of availability. The Merlin, which was cold stacked in Q1, mobilized in early April for an 80 day project providing robotics support to the Allseas' pipelay vessel, Lorelay on its summer campaign.

         o WEATHER CONDITIONS: The generally favorable conditions of Q1 turned on us in the current quarter. Unusually severe weather conditions put the vessels that work the OCS at the dock for 15 to 18 days during April.

         o CONTRACTING REVENUES: Range from $30 million to $35 million, depending upon weather and our assumption that strong demand on the OCS will continue in the quarter. Revenues in that range would be 25% - 40% higher than the second quarter of 2000.

         o NATURAL GAS PRICES: Our average realized price could vary anywhere from $4.00 to $4.70. Continued significant injections into storage could drive prices below $4.00, particularly if some of the lost industrial load does not reenter the market.

         o GAS & OIL PRODUCTION: 3.7 to 4.0 BCFe as new production from well exploitation efforts at Vermilion 22 and other ERT fields is expected to offset the normal decline curve of our portfolio of mature properties.

         o MARGINS: The decline in natural gas prices from Q1 levels is expected to result in consolidated margins in the low 30% range.

         o        TAX RATE: 35%, consistent with prior quarters.

         o SHARES OUTSTANDING: 33.0 million to 33.3 million fully diluted shares.

         o EPS: Diluted earnings per share are projected in a range of 20 to 24 cents.